Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CRIMSON WINE GROUP, LTD.

          The present name of the corporation is Crimson Wine Group, Ltd. (the “Corporation”). The Corporation was incorporated under the name “Leucadia Cellars, Ltd.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 28, 1991. The name of the Corporation was changed to “Crimson Wine Group, Ltd.” by the filing of its amended Certificate of Incorporation with the Secretary of State of the State of Delaware on November 16, 2007. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation as previously in effect, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

          The name of the corporation (which is hereinafter referred to as the “Corporation”) shall be Crimson Wine Group, Ltd.

ARTICLE II

REGISTERED OFFICE AND AGENT

          The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

          Section 1. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 165,000,000 (one hundred sixty five million) shares, consisting of (a) 150,000,000 (one hundred fifty million) shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) 15,000,000 (fifteen million) shares of one or more series of preferred stock, par value $0.01 per share (the “Preferred Stock”). Except as otherwise provided by law or as set forth herein, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

          Section 2. Common Stock. The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Amended and Restated Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), in a Preferred Stock Designation (as hereinafter defined), or as required by law.

          Section 3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors. The Board of Directors is hereby empowered to authorize the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) The designation of the series, which may be by distinguishing number, letter or title.

          (b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

          (c) Whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series.

(d) The redemption provisions and price or prices, if any, for shares of the series.

(e) The terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series.

(f) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          (g) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(h) Restrictions on the issuance of shares of the same series or of any other class or series.

(i) The voting rights, if any, of the holders of shares of the series.

ARTICLE V

BOARD OF DIRECTORS

          Section 1. Number of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock, if any outstanding, as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation (the “Bylaws”) and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws and the DGCL.

          Section 2. Vacancies and Newly Created Directorships. Any vacancy in the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

          Section 3. No Written Ballot for Director Elections. The election of directors of the Corporation need not be conducted by written ballot.

ARTICLE VI

STOCKHOLDER ACTION

          Section 1. Action By Stockholders. Subject to the rights, if any, of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected either (a) at a duly called annual or special meeting of the stockholders of the Corporation or (b) without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of all of the issued and outstanding capital stock of the Corporation authorized by law or by this Certificate of Incorporation to vote on such action, and such writing or writings are filed with the permanent records of the Corporation.

          Section 2. Special Meetings. Subject to the rights, if any, of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders for the transaction of such business as may properly come before the meeting may only be called by order of the Board of Directors pursuant to the Bylaws of the Corporation, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. If such order fails to fix such place, the meeting shall be held at the principal executive offices of the Corporation.

ARTICLE VII

BYLAWS

          In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended.

ARTICLE VIII

LIMITATIONS ON LIABILITY

          No director of the Corporation shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of this Certificate of Incorporation inconsistent with the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

TRANSFER RESTRICTIONS

          Section 1. Certain Definitions. As used in this Article IX, the following terms have the following respective meanings:

          (a) “Acquisition Issuance” means any delivery, issuance, or grant of Corporation Securities by the Corporation in connection with the acquisition, directly or indirectly, of (i) a majority, by vote or value, of the capital stock, partnership interests, membership interests, or other equity interests of another Person or (ii) all or substantially all of the assets of another Person.

          (b) “Corporation Securities” means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, (iii) warrants, rights, or options (within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

          (c) “Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j), and (k).

          (d) “Five-Percent Shareholder” means a Person or group of Persons that (i) is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g)(1) or (ii) would be treated, under Treasury Regulation Section 1.382-2T(g), (h), (j), and (k), as owning 5% of the common stock of the Corporation.

          (e) “Person” means an individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization.

          (f) “Prohibited Distributions” means any dividends or other distributions that were received from the Corporation by a Purported Transferee or Purported Holder with respect to Excess Securities.

          (g) “Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and void under this Article IX.

          (h) “Restriction Release Date” means the earlier of December 31, 2022, the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable successor provision) (“Section 382”), or the beginning of a taxable year of the Corporation (or any successor thereof) to which no Tax Benefits may be carried forward.

          (i) “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

          (j) “Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

          (k) “Treasury Regulation Section 1.382-2T” means the temporary income tax regulations promulgated under Section 382, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

          Section 2. Restrictions.

          (a) Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five-Percent Shareholder, or (ii) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, however, that nothing herein contained shall preclude the settlement of any transaction entered into through the over-the-counter market or any stock exchange on which the applicable Corporation Securities are listed.

          (b) If, as a result of an Acquisition Issuance prior to the Restriction Release Date, any Person or group of Persons would become a Five-Percent Shareholder, then, notwithstanding anything in the agreement governing the terms of the relevant acquisition to the contrary, the Corporation shall not deliver to the Person that would otherwise be entitled to receive the Corporation Securities in such Acquisition Issuance (the “Purported Holder”) the minimum number of Corporation Securities otherwise deliverable in the Acquisition Issuance such that such Person or group of Persons shall not become a Five-Percent Shareholder (“Excess Issued Securities”). Any and all such Excess Issued Securities shall instead be delivered to the Agent for sale in accordance with Section 4(b) of this Article IX. Any attempted or purported delivery of Excess Issued Securities in violation of this clause (b) shall be void ab initio.

          Section 3. Certain Exceptions. The restrictions set forth in Section 2 of this Article IX shall not apply to (a) an attempted Transfer if the transferor or the transferee obtains, or (b) a delivery of Excess Issued Securities if the Purported Holder or the Corporation obtains, the approval of the Board of Directors of the Corporation. Any such approval must expressly waive the applicability of the restrictions set forth in this Section 3 of Article IX. As a condition to granting its approval, the Board of Directors may, in its discretion, require an opinion of counsel selected by the Board of Directors that the Transfer or delivery of Excess Issued Securities shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

          Section 4. Treatment of Excess Transferred Securities and Excess Issued Securities.

          (a) No employee or agent of the Corporation shall record any delivery of Excess Issued Securities to a Purported Holder or any Prohibited Transfer, and the Purported Holder and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the

Excess Issued Securities or the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Transferred Securities”, and together with the Excess Issued Securities, the “Excess Securities”). The Purported Transferee and the Purported Holder shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.

          (b) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer or that Excess Issued Securities have been delivered to a Purported Holder, then, upon written demand by the Corporation, the Purported Transferee or Purported Holder shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s or Purported Holder’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall promptly sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it pursuant to the preceding sentence or Section 2(b) of this Article IX, in one or more arm’s-length transactions (through the over-the-counter market or any stock exchange on which the applicable Corporation Securities are listed, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee or Purported Holder has sold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee or Purported Holder shall be deemed to have sold the Excess Securities on behalf of the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee or Purported Holder to retain a portion of such Prohibited Distributions or sales proceeds not exceeding the amount that the Purported Transferee or Purported Holder would have received from the Agent pursuant to Section 4(c) of this Article IX if the Agent rather than the Purported Transferee or Purported Holder had sold the Excess Securities.

          (c) The Agent shall apply any proceeds of a sale by it of Excess Securities, and any amounts received by the Agent from a Purported Transferee or Purported Holder pursuant to Section 4(b) of this Article IX, as follows: (i) first, in the case of Excess Transferred Securities, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee or Purported Holder, up to either (1) the amount paid by the Purported Transferee for the Excess Securities, or (2) the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Acquisition Issuance or attempted Transfer, of the Excess Securities at the time of the Acquisition Issuance or attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer, which amount or fair market value shall be determined in the discretion of the Board of Directors; and (iii) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code selected by the Board of Directors. The recourse of any Purported Transferee or Purported Holder in respect of any Prohibited Transfer or delivery of

Excess Issued Securities shall be limited to the amount payable to the Purported Transferee or Purported Holder pursuant to clause (ii) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Article IX inure to the benefit of the Corporation.

          (d) If the Purported Transferee or Purported Holder fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to Section (4)(b) of this Article IX, then the Corporation shall institute legal proceedings to compel the surrender.

          (e) The Corporation shall make the demand described in Section 4(b) of this Article IX within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Transferred Securities or that a Purported Holder received Excess Issued Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Article IX shall apply nonetheless.

          Section 5. Bylaws, Legends, etc.

          (a) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Article IX.

          (b) All certificates representing Corporation Securities issued after the effectiveness of this Article IX shall bear a conspicuous legend as follows:

          “THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE IX OF THE CERTIFICATE OF INCORPORATION OF CRIMSON WINE GROUP, LTD. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”

          (c) The Board of Directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Article IX, including without limitation (i) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (ii) whether a Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount or fair market value due to a Purported Transferee or Purported Holder pursuant to clause (ii) of Section 4(c) of this Article IX, (vi) whether an issuance of Corporation Securities is an Acquisition Issuance, (vii) the number of Excess Issued Securities with respect to any Purported Holder, and (viii) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article IX.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

          The Corporation reserves the right at any time and from time to time to amend, modify or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock

Designation, and any other provisions authorized by the laws of the State of Delaware in force at such time may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X.

                    IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Financial & Operating Officer this 1st day of February, 2013.

CRIMSON WINE GROUP, LTD.
/s/ Patrick DeLong
Name: Patrick DeLong
Title: Chief Financial & Operating Officer

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CRIMSON WINE GROUP, LTD.